Exhibit 99.1

EARNINGS RELEASE
PR Contact: Laurie Schalow
(949) 524-4035
MediaRelations@chipotle.com IR Contact: Ashish Kohli, CFA (949) 524-4132 Akohli@chipotle.com

Chipotle ANNOUNCES FIRST QUARTER 2020 RESULTS

Q1 COMPs grew 3.3%, Digital Sales grew 80.8% and accounted for 26.3% of sales

NEWPORT BEACH, Calf. – April 21, 2020 – Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported financial results for its first quarter ended March 31, 2020.

First quarter highlights, year over year:

•	Revenue increased 7.8% to $1.4 billion
•	Comparable restaurant sales increased 3.3% with a 1.4% decrease in transactions including a 1.3% leap day benefit
o	Through the end of February, comparable restaurant sales increased 14.4% with 10.7% transactions growth including a 2.1% leap day benefit and a restaurant level operating margin of 21.8%
o	Comparable restaurant sales during the month of March were negatively impacted by the impact of COVID-19, resulting in a decline of 16.0%
•	Digital sales grew 80.8% and accounted for 26.3% of sales for the quarter
•	Restaurant level operating margin was 17.6%, a decrease of 340 basis points
•

Diluted earnings per share was $2.70,  net of a $0.38 after-tax impact from expenses related to restaurant asset impairment, corporate restructuring, and certain other costs, a 13.7%  decrease from $3.13. Adjusted diluted earnings per share excluding these charges was $3.08, a 9.4%  decrease from $3.40.[1]

•

Opened 19 new restaurants including one relocation and closed two restaurants during the quarter; and about 100 restaurants are temporarily closed as a result of COVID-19, mainly inside malls and shopping centers as well as 17 locations in Europe

1 Adjusted net income and adjusted diluted earnings per share are non-GAAP financial measures. Reconciliations to GAAP measures and further information are set forth in the table at the end of this press release.

“I am grateful to all our employees for their commitment and efforts in providing guests access to our safe, delicious, high-quality food made from real ingredients during this unprecedented time," said Brian Niccol, Chairman and CEO, Chipotle. "Investing in digital over the last several years has allowed us to quickly pivot our business with Q1 digital sales reaching our highest ever quarterly level of $372 million. Our strong brand, business model and balance sheet give us the confidence to not only weather this downturn but continue to judiciously invest in key areas so that when we come out the other side, we will emerge even stronger."

COVID-19 and Liquidity Update:

Chipotle remains focused on the safety and well-being of our employees, guests, and our food as we navigate the challenges presented by COVID-19. We are dedicated to keeping our restaurants stocked with gloves, hand sanitizers, masks, and a tamper evident packaging seal for contactless mobile pickup and delivery orders. Our industry leading food safety protocols result in a culture of continuous improvement to ensure that our customers have consistently excellent experiences. In response to COVID-19, we quickly made critical decisions including: eliminated non-essential travel, implemented work from home, significantly expanded employee benefits, increased sanitization of high touch, high traffic areas, and increased the frequency of personal hygiene practices. All of these initiatives give our employees and customers confidence that Chipotle remains steadfast in our commitment to keeping them safe.

Chipotle has a strong financial position with $909.2 million in cash, restricted cash, and short-term investments as of March 31, 2020 and no debt. In addition, while the Company doesn’t intend to utilize the Paycheck Protection Program (PPP) loan provision of the recently passed Coronavirus Aid, Relief, and Economic Security (CARES) Act, we expect to see a liquidity benefit of about $100 million primarily from deferring social security tax payments and accelerating tax depreciation in previous returns as allowed by the CARES Act.

As sales fell quickly from the impact of COVID-19, we proactively implemented a number of actions to reduce cash outlays and expenses, including the suspension of our stock buyback program. As a result of these efforts and our solid balance sheet as well as the added liquidity from CARES tax deferrals, we believe we have enough cash to sustain us for well over a year. However, if the recovery takes longer than expected, we have the ability to make additional adjustments as needed.

Results for the three months ended March  31, 2020:

Revenue in the first quarter increased to $1.4 billion, an increase of 7.8% compared with the same quarter a year ago, driven by a 3.3% increase in comparable restaurant sales that includes a 1.3% benefit related to leap day. Comparable restaurant sales improved due to a 4.9% increase in average check, which includes a 2.0% benefit from menu price increases that were implemented during 2019, partially offset by a 1.4% decrease in comparable restaurant transactions. Cadence of monthly comparable restaurant sales during the quarter was: January +12.1%, February +17.1% (including 4.3% benefit of leap day), and March -16.0%. Comparable restaurant sales troughed at -35.0% during the week ending March 29th and have improved in April with the past week, adjusted for Easter, being down in the high teens.

Digital sales grew 80.8% year over year to $371.8 million, the Company’s highest ever quarterly level, and represented 26.3% of sales. After our dining rooms closed to help control the spread of COVID-19,  Chipotle moved swiftly by driving further investments towards digital and delivery designed to reduce friction while increasing convenient access. This included reprioritizing marketing efforts by offering free delivery from March 15 to at least early May, shifting media spend from live sports to more online and streaming platforms, and announcing a national delivery partnership with Uber Eats. As a result, digital sales for the month of March grew 102.6% year over year and represented 37.6% of sales.

We opened 19 new restaurants including one relocation during the quarter and closed two restaurants, bringing the total restaurant count to 2,638. We have several restaurants set to open and another 49 under construction; however, we have begun to see construction delays and have preemptively delayed groundbreaking on the majority of projects in April.

Food, beverage and packaging costs were 32.8% of revenue, an increase of 60 basis points compared to the first quarter of 2019. The increase was primarily due to food expenses related to Chipotle Rewards and higher costs of several ingredients, partially offset by the benefit of menu price increases in late 2019 and, to a lesser extent, lower paper costs.

Restaurant level operating margin was 17.6%, a decrease from 21.0% in the first quarter of 2019 driven primarily by wage inflation at the crew level, increased marketing and promotional spend, higher costs of several ingredients, and delivery expense associated with increased delivery sales, partially offset by leverage from the comparable restaurant sales increase. The sudden change to our business due to COVID-19 in March resulted in a short term, outsized impact to labor and food costs. Labor costs were elevated as we accommodated crew needs, shifted hours to support our growing digital business, and made additional employee investments in the form of extra assistance pay and elevated quarterly bonuses. Similarly, our food costs were elevated as we worked to right size food purchases to align with the new sales level.

General and administrative expenses for the quarter were $106.5 million on a GAAP basis, or $99.8 million on a non-GAAP basis, excluding $5.2 million for charges related primarily to the 2017 agreement with our former Executive Chairman Steve Ells and $1.4 million related to transformation expenses. GAAP and non-GAAP general and administrative expenses for the first quarter of 2020 also include underlying general and administrative expenses totaling $77.7 million, $15.7 million related to non-cash stock compensation, $4.3 million related payroll taxes on stock option exercises, and $2.1 million related to our All Manager Conference that was moved to 2021 due to COVID-19.

The effective income tax rate for the three months ended March 31, 2020 was negative 3.4%, a decrease from an effective tax rate of 22.2% for the three months ended March 31, 2019, primarily due to excess tax benefits related to option exercises and equity vesting in the quarter.

Net income was $76.4 million, or $2.70 per diluted share, a decrease from $88.1 million, or $3.13 per diluted share, in the first quarter of 2019. Excluding the impact of restaurant closure costs, certain other costs, and corporate restructuring adjusted net income was $87.2 million and adjusted diluted earnings per share was $3.08.

Chipotle also announced today it has signed a Deferred Prosecution Agreement to resolve the previously disclosed investigation conducted by the U.S. Attorney’s Office for the Central District of California, in conjunction with the U.S. Food and Drug Administration’s Office of Criminal Investigations related to past food safety incidents beginning in 2015. Pursuant to the Agreement, the government has agreed to take no action relating to these past incidents for three years provided that Chipotle complies with its obligations under the Agreement, which include paying a $25 million fine (consisting of a $10 million payment by June 1, 2020, followed by three separate payments of $5 million each to be paid every 30 days after the first payment) and enhancing and maintaining its existing comprehensive compliance program, which is designed to ensure that it complies with all applicable federal and state food safety laws.

More information will be available in our Quarterly Report on Form 10-Q, which will be filed with the SEC by the end of April.

Outlook

Given the level of volatility and uncertainty surrounding the future impact of COVID-19 on the broader US economy and any specific impact to our company, we are withdrawing our previous fiscal 2020 guidance related to comparable restaurant sales growth, new restaurant openings, and effective full year tax rate.

Definitions

The following definitions apply to these terms as used throughout this release:

•

Comparable restaurant sales, or sales comps, and comparable restaurant transactions, represent the change in period-over-period sales or transactions for restaurants in operation for at least 13 full calendar months.

•	Average restaurant sales refer to the average trailing 12-month sales for restaurants in operation for at least 12 full calendar months.
•	Restaurant level operating margin represents total revenue less direct restaurant operating costs, expressed as a percent of total revenue.

Conference Call Details

Chipotle will host a conference call to discuss first quarter 2020 financial results on Tuesday, April 21, 2020, at 4:30 PM Eastern time.

The conference call can be accessed live over the phone by dialing 1-888-317-6003 or for international callers by dialing 1-412-317-6061 and use code: 7717526. The call will be webcast live from the company's website on the investor relations page at ir.chipotle.com/events. An archived webcast will be available approximately one hour after the end of the call.

About Chipotle

Chipotle Mexican Grill, Inc. (NYSE: CMG) is cultivating a better world by serving responsibly sourced, classically-cooked, real food with wholesome ingredients without artificial colors, flavors or preservatives. Chipotle had over 2,600 restaurants as of March 31, 2020, in the United States, Canada, the United Kingdom, France and Germany and is the only restaurant company of its size that owns and operates all its restaurants. With more than 85,000 employees passionate about providing a great guest experience, Chipotle is a longtime leader and innovator in the food industry. Chipotle is committed to making its food more accessible to everyone while continuing to be a brand with a demonstrated purpose as it leads the way in digital, technology and sustainable business practices. Steve Ells, founder and former executive chairman, first opened Chipotle with a single restaurant in Denver, Colorado in 1993. For more information or to place an order online, visit WWW.CHIPOTLE.COM.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on currently available operating, financial and competitive information available to us as of the date of this release and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements, including but not limited to: the ongoing adverse effect of the novel coronavirus (COVID-19) pandemic on our guest traffic, restaurant sales and operating costs as a result of actions we have taken in response to the coronavirus, including closing some restaurants, ending dine in service at all restaurants while continuing to offer only takeout and/or delivery during modified work hours, extending enhanced benefits to employees impacted by the coronavirus, increasing compensation for restaurant employees, purchasing additional sanitation supplies and services and delaying the construction of new restaurant openings; risks that the impact of the coronavirus pandemic will continue for a long duration and may require a more drastic response, such as closing all or most restaurants; risks of food safety and food-borne illnesses and other health concerns about our food; risks associated with our reliance on certain information technology systems and potential failures or interruptions; privacy and cyber security risks related to our acceptance of electronic payments or electronic processing of confidential customer or employee information; the impact of competition, including from sources outside the restaurant industry; the increasingly competitive labor market and our ability to attract and retain qualified employees; the impact of federal, state or local government regulations relating to our employees, restaurant design and construction, and the sale of food or alcoholic beverages; our ability to achieve our planned growth, such as the availability of suitable new restaurant sites; increases in ingredient and other operating costs due to our Food With Integrity philosophy, tariffs or trade restrictions and supply shortages; the uncertainty of our ability to achieve expected levels of comparable restaurant sales due to factors such as changes in consumers' perceptions of our brand, including as a result of actual or rumored food safety concerns or other negative publicity, decreased overall consumer spending (including but not limited to the increase in unemployment caused by the coronavirus pandemic), or the inability to increase menu prices or realize the benefits of menu price increases; risks associated with our increased focus on our digital business, including risks arising from our reliance on third party delivery services, which are heightened during the pendency of government restrictions on dine in restaurant services as a result of the coronavirus pandemic; risks relating to litigation, including possible governmental actions related to food safety incidents and potential class action litigation regarding employment laws, advertising claims or other matters; and other risk factors described from time to time in our SEC reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q, all of which are available on the investor relations page of our website at ir.Chipotle.com.

 CHIPOTLE MEXICAN GRILL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(in thousands, except per share data)

	Three months ended March 31,
	2020		2019
Revenue	$1,410,772	100.0%	$1,308,217	100.0%
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	462,299	32.8	421,367	32.2
Labor	393,565	27.9	348,842	26.7
Occupancy	95,279	6.8	88,770	6.8
Other operating costs	210,762	14.9	174,743	13.4
General and administrative expenses	106,470	7.5	102,671	7.8
Depreciation and amortization	58,374	4.1	53,781	4.1
Pre-opening costs	3,566	0.3	940	0.1
Impairment, closure costs, and asset disposals	9,336	0.7	6,942	0.5
Total operating expenses	1,339,651	95.0	1,198,056	91.6
Income from operations	71,121	5.0	110,161	8.4
Interest and other income, net	2,743	0.2	3,129	0.2
Income before income taxes	73,864	5.2	113,290	8.7
Benefit (provision) for income taxes	2,524	0.2	(25,158)	(1.9)
Net income	$76,388	5.4%	$88,132	6.7%
Earnings per share:
Basic	$2.75		$3.18
Diluted	$2.70		$3.13
Weighted-average common shares outstanding:
Basic	27,792		27,696
Diluted	28,323		28,118

CHIPOTLE MEXICAN GRILL, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	March 31,	December 31,
	2020	2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$500,315	$480,626
Accounts receivable, net of allowance for credit losses of $1,342 and $(7) as of March 31, 2020 and December 31, 2019, respectively	63,461	80,545
Inventory	23,335	26,096
Prepaid expenses and other current assets	50,781	57,076
Income tax receivable	56,631	27,705
Investments	380,978	400,156
Total current assets	1,075,501	1,072,204
Leasehold improvements, property and equipment, net	1,465,666	1,458,690
Restricted cash	27,956	27,855
Operating lease assets	2,591,416	2,505,466
Other assets	24,010	18,450
Goodwill	21,939	21,939
Total assets	$5,206,488	$5,104,604
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$130,423	$115,816
Accrued payroll and benefits	132,273	126,600
Accrued liabilities	147,242	155,843
Unearned revenue	77,499	95,195
Current operating lease liabilities	178,358	173,139
Total current liabilities	665,795	666,593
Long-term operating lease liabilities	2,764,778	2,678,374
Deferred income tax liabilities	64,851	37,814
Other liabilities	39,044	38,797
Total liabilities	3,534,468	3,421,578
Shareholders' equity:
Preferred stock, $0.01 par value, 600,000 shares authorized, no shares issued as of March 31, 2020 and December 31, 2019, respectively	-	-
Common stock, $0.01 par value, 230,000 shares authorized, 36,517 and 36,323 shares issued as of March 31, 2020 and December 31, 2019, respectively	365	363
Additional paid-in capital	1,483,224	1,465,697
Treasury stock, at cost, 8,702 and 8,568 common shares as of March 31, 2020 and December 31, 2019, respectively	(2,801,150)	(2,699,119)
Accumulated other comprehensive loss	(7,204)	(5,363)
Retained earnings	2,996,785	2,921,448
Total shareholders' equity	1,672,020	1,683,026
Total liabilities and shareholders' equity	$5,206,488	$5,104,604

CHIPOTLE MEXICAN GRILL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Three months ended
	March 31,
	2020	2019
Operating activities
Net income	$76,388	$88,132
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	58,374	53,781
Amortization of operating lease assets	42,961	38,105
Deferred income tax (benefit) provision	27,343	1,772
Impairment, closure costs, and asset disposals	8,805	4,085
Provision for credit losses	(90)	206
Stock-based compensation expense	17,395	19,154
Other	707	(1,269)
Changes in operating assets and liabilities:
Accounts receivable	25,967	15,946
Inventory	2,734	2,781
Prepaid expenses and other current assets	(4,158)	(3,712)
Other assets	(5,133)	242
Accounts payable	20,245	(4,256)
Accrued payroll and benefits	5,839	5,853
Accrued liabilities	(9,389)	(4,773)
Unearned revenue	(15,924)	(13,386)
Income tax payable/receivable	(29,179)	16,054
Operating lease liabilities	(40,918)	(36,492)
Other long-term liabilities	104	358
Net cash provided by operating activities	182,071	182,581
Investing activities
Purchases of leasehold improvements, property and equipment	(77,653)	(64,226)
Purchases of investments	(80,746)	(89,111)
Maturities of investments	99,037	60,000
Net cash used in investing activities	(59,362)	(93,337)
Financing activities
Acquisition of treasury stock	(54,401)	(52,886)
Tax withholding on stock-based compensation awards	(47,630)	(10,368)
Stock plan transactions and other financing activities	(69)	(277)
Net cash used in financing activities	(102,100)	(63,531)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(819)	178
Net change in cash, cash equivalents, and restricted cash	19,790	25,891
Cash, cash equivalents, and restricted cash at beginning of period	508,481	280,152
Cash, cash equivalents, and restricted cash at end of period	$528,271	$306,043
Supplemental disclosures of cash flow information
Income taxes paid (refunded)	$(14)	$7,361
Purchases of leasehold improvements, property, and equipment accrued in accounts payable and accrued liabilities	$33,757	$22,386
Acquisition of treasury stock accrued in accounts payable and accrued liabilities	$-	$1,600

CHIPOTLE MEXICAN GRILL, INC.

SUPPLEMENTAL FINANCIAL AND OTHER DATA

(dollars in thousands)

	For the three months ended
	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
	2020	2019	2019	2019	2019
Number of restaurants opened	19	80	25	20	15
Restaurant closures	(2)	(3)	(1)	(1)	(2)
Restaurant relocations	(1)	(1)	(1)	-	-
Number of restaurants at end of period	2,638	2,622	2,546	2,523	2,504
Average restaurant sales	$2,239	$2,221	$2,154	$2,099	$2,048
Comparable restaurant sales increase	3.3%	13.4%	11.0%	10.0%	9.9%

CHIPOTLE MEXICAN GRILL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands, except per share amounts)

(unaudited)

The following provides a reconciliation of non-GAAP financial measures presented in the text above to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Adjusted net income is net income excluding restaurant asset impairment, corporate restructuring, and certain other costs. Adjusted general and administrative expense is general and administrative expense excluding certain other costs and transformation expenses. We present these non-GAAP measures in order to facilitate meaningful evaluation of our operating performance across periods. These adjustments are intended to provide greater transparency of underlying performance and to allow investors to evaluate our business on the same basis as our management, which uses these non-GAAP measures in evaluating the company’s performance. Our adjusted net income, adjusted diluted earnings per share, and adjusted general and administrative expenses measures may not be comparable to other companies’ adjusted measures. These adjustments are not necessarily indicative of what our actual financial performance would have been during the periods presented and should be viewed in addition to, and not as an alternative to, our results prepared in accordance with GAAP. Further details regarding these adjustments are included in the tables below.

Adjusted Net Income and Adjusted Diluted Earnings Per Share

	Three months ended
	March 31,
	2020	2019
Net income	$76,388	$88,132
Non-GAAP adjustments:
Restaurant closure costs:
Operating lease asset impairment and other restaurant closure costs(1)	6,154	100
Accelerated depreciation(2)	-	82
Duplicate rent expense(3)	106	521
Corporate Restructuring:
Operating lease asset impairment and other office closure costs(4)	-	1,395
Accelerated depreciation(2)	-	82
Duplicate rent expense(3)	951	1,198
Employee related restructuring costs(5)	389	3,223
Other adjustments(6)	5,193	930
Total non-GAAP adjustments	$12,793	$7,531
Tax effect of non-GAAP adjustments(7)	(2,024)	(174)
After tax impact of non-GAAP adjustments	$10,769	$7,357
Adjusted net income	$87,157	$95,489

Diluted weighted-average number of common shares outstanding	28,323	28,118
Diluted earnings per share	$2.70	$3.13
Adjusted diluted earnings per share	$3.08	$3.40

(1) Operating lease asset impairment charges, and other closure expenses for restaurant closures due to underperformance.
(2) Accelerated depreciation for restaurant and office closures announced in June 2018 due to underperformance and the corporate restructuring.

(3) Duplicate rent expense for the corporate headquarter relocation and office consolidation announced in May 2018 and rent expense for closed restaurants for the announced restaurant closures in June 2018.

(4) Asset impairment charges and other closure expenses for the corporate headquarter relocation and office consolidation announced in May 2018.
(5) Costs for employee severance, stock modifications, transition expenses, recruitment, relocation costs, third party and other employee-related costs.

(6) The three months ended March 31, 2020, consists of severance and stock modification charges associated with the departure of our former Executive Chairman primarily related to his 2017 agreement.  For the three months ended March 31, 2019, consists of an asset impairment charge related to a reconfiguration of our human resource capital management system to support the restructured organization.

(7) For the three months ended March 31, 2019, includes a write-off of deferred tax assets related to expired stock awards of $1,583.

CHIPOTLE MEXICAN GRILL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands, except per share amounts)

(unaudited)

	Three months ended
	March 31,
	2020	2019
General and administrative expenses	$106,470	$102,671
Non-GAAP adjustments:
Other adjustments(1)	(5,193)	(930)
Transformation expenses(2)	(1,446)	(4,942)
Total non-GAAP adjustments	$(6,639)	$(5,872)
Adjusted general and administrative expenses	$99,831	$96,799

(1) The three months ended March 31, 2020, consists of severance and stock modification charges associated with the departure of our former Executive Chairman primarily related to his 2017 agreement. The three months ended March 31, 2019, consists of an asset impairment charge related to a reconfiguration of our human resource capital management system to support the restructured organization.

(2) Transformation expenses include duplicate rent expense for office and restaurant closures announced in June 2018 due to the corporate restructuring and underperformance of $1,057 and $1,719 for the three months ended March 31, 2020 and 2019, respectively, and employee related restructuring costs of $389 and $3,223 for the three months ended March 31, 2020 and 2019, respectively.